EXHIBIT 99


                   PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750
                                                         www.peoplesbancorp.com

NEWS RELEASE


FOR IMMEDIATE RELEASE                        Contact: Mark F. Bradley
---------------------                                 President and
August 13, 2004                                       Chief Operating Officer
                                                      (740) 373-3155


              Peoples Bancorp Inc. Declares Third Quarter Dividend
                    and Authorizes Repurchase of Common Stock
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         MARIETTA, Ohio, Aug. 13 /PRNewswire-FirstCall/ -- The Board of
Directors of Peoples Bancorp Inc. (Nasdaq: PEBO) yesterday declared a cash dividend of $0.18 per share payable October 1, 2004, to shareholders of record at September 15, 2004.

      The third quarter dividend of $0.18 per share represents a payout of approximately $1.9 million based on 10.6 million shares outstanding at August 12, 2004 and reflects a 5.9% increase over the $0.17 per share dividend paid in the third quarter of 2003. The annualized 2004 dividend of $0.72 equates to a yield of 2.9% based on Peoples Bancorp's closing stock price of $25.01 on August 12, 2004.

      Additionally, the Board of Directors adopted a resolution authorizing the repurchase in 2004 of up to an additional 200,000 (or approximately 2%) of Peoples' outstanding common shares from time to time in open market or privately negotiated transactions. The 200,000 authorized shares are in addition to the previously announced repurchase program of 425,000 shares approved by the Board of Directors of Peoples Bancorp Inc. in December 2003.

      "We have only about 50,000 shares available for repurchase under the original 2004 plan," said Mark F. Bradley, Peoples Bancorp's President and Chief Operating Officer. "The new repurchase program reflects our continuing commitment to manage our capital levels."

      The repurchases will be used for projected stock option exercises granted under Peoples' stock option plans, projected purchases of common shares for Peoples' deferred compensation plans, and other general corporate purposes. The timing of the purchases and the actual number of common shares purchased will depend on market conditions and limitations imposed by applicable federal securities laws. The stock repurchase plans expire December 31, 2004.

      Peoples Bancorp Inc., a diversified financial products and services company with $1.8 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 51 sales offices and 33 ATMs in Ohio, West Virginia, and Kentucky. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO". Peoples Bancorp is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at http://www.peoplesbancorp.com .

                                 END OF RELEASE